UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

PARAMOUNT GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check all boxes that apply)

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT TO THE PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

OF PARAMOUNT GROUP, INC.

TO BE HELD ON MAY 16, 2024

This proxy statement supplement (the “Supplement”), dated May 15, 2024, provides updated information with respect to the 2024 annual meeting (“Annual Meeting”) of Paramount Group, Inc. (the “Company”) to be held on May 16, 2024, at 10:30 a.m., Eastern Time.

This Supplement is being filed with the Securities and Exchange Commission (the “SEC”) and is being made available to the stockholders of the Company on or about May 15, 2024. Except as described in this Supplement, the information provided in the definitive proxy statement filed by the Company with the SEC on April 4, 2024 (the “Proxy Statement”), continues to apply. To the extent the information in this Supplement differs from or updates information in the Proxy Statement, our stockholders should rely on the information contained in this Supplement. The Proxy Statement contains important additional information. This Supplement should only be read in conjunction with the Proxy Statement.

As described in the Proxy Statement, the Company’s Board of Directors (the “Board”) nominated Mr. Nadir Settles for election to the Board as an independent director. Mr. Settles is currently a managing director at Nuveen Real Estate, a subsidiary of the financial services firm TIAA. To avoid the appearance of any actual or perceived conflicts with respect to TIAA’s global asset management business, Mr. Settles has withdrawn his candidacy for election to the Board. Accordingly, the Board has withdrawn its nomination of Mr. Settles for election as a director at the Annual Meeting.

At this time, the Board has determined not to appoint a successor nominee for election at the Annual Meeting and has determined to reduce the number of directors on the Board to nine members following the Annual Meeting.

All nominees, other than Mr. Settles, named in the Proxy Statement continue to stand for re-election at the Annual Meeting, and the form of proxy card included with the Proxy Statement remains valid. However, any votes that are submitted for Mr. Settles will be disregarded and will not be counted. If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote by submitting a new proxy card or voting instructions, and your shares will be voted as specified therein, other than votes with respect to Mr. Settles. If you have not yet returned your proxy card or submitted your voting instructions, please complete and return the proxy card or submit voting instructions, disregarding Mr. Settles’ name as a nominee for election as a director.

None of the other proposals to be presented in the Proxy Statement are affected by this Supplement. The shares represented by proxy cards returned or voting instructions submitted before the Annual Meeting will be voted with respect to all matters, other than the election of Mr. Settles, properly brought before the Annual Meeting as instructed on the proxy card or pursuant to the voting instructions.